  As filed with the Securities and Exchange Commission on April 13, 2000
                                                     Registration No. 333-93455

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                ---------------

                     NETWORK ACCESS SOLUTIONS CORPORATION
            (Exact name of registrant as specified in its charter)
                                ---------------

                              100 Carpenter Drive
                           Sterling, Virginia 20164
                                (703) 742-7700
                   (Address of principal executive offices)

        Delaware                     4813                      54-1738938
    (State or other      (Primary standard industrial       (I.R.S. employer
    jurisdiction of
    incorporation or      classification code number)        identification
     organization)                                            number)

                               Jonathan P. Aust
                            Chief Executive Officer
                     Network Access Solutions Corporation
                              100 Carpenter Drive
                           Sterling, Virginia 20164
                                (703) 742-7700
 (Name, address, including zip code and telephone number, including area code of agent for service)
                                ---------------
                                  Copies to:
     Sylvia M. Mahaffey, Esquire              Scott M. Wornow, Esquire
             Shaw Pittman               Paul, Hastings, Janofsky & Walker LLP
         2300 N Street, N.W.                 399 Park Avenue, 31st Floor
        Washington, D.C. 20037                New York, New York 10022
            (202) 663-8000                         (212) 318-6000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

      Securities and Exchange Commission registration fee............. $ 42,314
      National Association of Securities Dealers, Inc. filing fee.....    7,000
      Nasdaq National Market listing fee..............................   17,500
      Transfer agent's and registrar's fees...........................   10,000
      *Printing expenses..............................................  100,000
      *Legal fees and expenses........................................  150,000
      *Accounting fees and expenses...................................  150,000
      *Miscellaneous expenses.........................................  135,000
                                                                       --------
          Total....................................................... $611,814
                                                                       ========

--------
* Estimated.

14. Indemnification of Officers and Directors

      Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

      At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

      The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its directors and officers, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act.

15. Recent Sales of Unregistered Securities

      The following information relates to securities issued or sold by the Registrant within the last three years. During that time, the Registrant has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering, or under Rule 701 under the Securities Act on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to compensation. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Act.

          (1) In August 1998 the Registrant issued 585,000 shares of Common Stock in a private placement to an employee at a price of $0.22 per share in exchange for services rendered.

          (2) In August 1998 the Registrant issued 22,050,000 shares of Common Stock in a private placement to a group of four accredited investors at a purchase price of $0.0002 per share for an aggregate price of $4,900.

          (3) In August 1998 the Registrant issued 10,000,000 shares of Series A Preferred Stock in a private placement to a group of four accredited investors, at a purchase price of $1.00 per share for an aggregate price of $10,000,000.

          (4) In March 1999 the Registrant issued in a private placement to two of its existing accredited stockholders $5,000,000 aggregate principal amount of notes convertible into shares of Common Stock based upon the Registrant's initial public offering price on June 3, 1999.

          (5) Between July 1998 and April 1999, the Registrant issued options to its employees and directors exercisable for an aggregate of 9,000,450 shares of Common Stock at an exercise price of $0.09 per share pursuant to its 1998 Stock Incentive Plan.

          (6) In April 1999 the Registrant issued options to one of its directors exercisable for an aggregate of 250,000 shares of Common Stock at an exercise price of $6.67 per share, subject to adjustment pursuant to its 1998 Stock Incentive Plan.

          (7) In May 1999 the Registrant issued in a private placement to two of its existing accredited stockholders $5,000,000 aggregate principal amount of notes convertible into shares of Common Stock based upon the Registrant's initial public offering price on June 3, 1999.

          (8) In March 2000 the Registrant issued 1.5 million shares of Series B Preferred Stock in a private placement to two accredited investors, at a purchase price of $100 per share for an aggregate price of $150 million.

16. Exhibits and Financial Statement Schedules

      (a) Exhibits

 Exhibit No. Description
 ----------- -----------
  1.1/1/     Form of Underwriting Agreement
  3.1/2/     Amended and Restated Certificate of Incorporation of the Company
  3.2/2/     Amended and Restated By-Laws of the Company
  3.3/3/     Certificate of the Designations, Voting Powers, Preferences and
             Relative, Participating, Optional or Other Special Rights of
             Preferred Stock and Qualifications, Limitations or Restrictions
             Thereof dated February 4, 2000
  4.1/2/     Specimen stock certificate for shares of Common Stock of the
             Company
  4.2/4/     Specimen stock certificate for shares of Series B Preferred Stock of the Company
  5.1        Form of opinion of Shaw Pittman, regarding legality of securities being registered (Filed herewith)
 10.1/2/,/4/ Master Equipment Lease Agreement dated November 17, 1998, by and between the Company and Paradyne Credit Corporation
 10.2/2/,/4/ Purchase and Sale Agreement dated as of October 16, 1998, by and between the Company and Ascend Communications, Inc., as amended
 10.3/2/     Master Lease Agreement dated October 9, 1998, by and between the
             Company and Ascend Credit Corporation
 10.4/2/     Promissory Note dated October 16, 1998, by and between the Company and Ascend Communications, Inc., as amended

 Exhibit No. Description
 ----------- -----------
 10.5/2/     Commercial Lease dated February 24, 1997, by and between the
             Company, Sterling/Gunston Limited Partnership and Bernstein
             Management Corporation
 10.5.1/2/   First Lease Amendment dated June 26, 1998, by and between the
             Company and Sterling/Gunston LLC
 10.5.2/2/   Third Lease Amendment dated February 1, 1999, by and between the
             Company and Sterling/Gunston LLC
 10.6/2/     Sublease dated August 31, 1998, by and between the Company and
             U.S. Interactive, Inc.
 10.7/2/     Letter of Intent dated March 2, 1999 by and between the Company and Trans Dulles Center, Inc.
 10.8/2/     Employment Agreement dated as of August 16, 1998, by and between the Company and Jonathan P. Aust
 10.9/2/     Employment Agreement dated as of July 13, 1998, by and between the
             Company and Christopher J. Melnick
 10.10/2/    Employment Agreement dated as of July 13, 1998, by and between the
             Company and Scott G. Yancey, Jr.
 10.11/2/    Employment Agreement dated as of August 18, 1998, by and between the Company and James A. Aust
 10.12/2/    Employment Agreement dated as of March 1, 1999, by and between the
             Company and John J. Hackett
 10.13/2/    1998 Stock Incentive Plan, as amended
 10.14/2/    Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Scott G. Yancey, Jr., as amended
 10.15/2/    Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Christopher J. Melnick, as amended
 10.16/2/    Incentive Stock Option Grant Agreement dated November 1, 1998, by and between the Company and James A. Aust
 10.17/2/    Incentive Stock Option Grant Agreement dated March 30, 1999, by and between the Company and John J. Hackett
 10.18/2/    Deferred Compensation Agreement dated June 1, 1997, by and between the Company and Jonathan P. Aust
 10.19/2/    Deferred Compensation Agreement dated June 1, 1997, by and between the Company and James A. Aust
 10.20/2/    Repurchase Agreement dated August 6, 1998, by and between the
             Company and Longma M. Aust, Jonathan P. Aust, James A. Aust and
             Stephen L. Aust
 10.21/2/    Investor Rights Agreement dated August 6, 1998, by and between the
             Company, Spectrum Equity Investors II, L.P., SEA 1998 II, L.P.,
             FBR Technology Venture Partners L.P. and W2 Venture Partners, LLC,
             as amended
 10.22/2/    Series A Preferred Stock Purchase Agreement dated August 6, 1998, by and between the Company, Spectrum Equity Investors II, L.P.,
             SEA 1998 II, L.P., FBR Technology Venture Partners L.P. and W2
             Venture Partners, LLC
 10.23/2/    Amended and Restated Note Purchase Agreement dated as of March 31,
             1999 and amended as of May 11, 1999, by and between the Company,
             Spectrum Equity Investors II, L.P. and FBR Technology Venture
             Partners L.P.
 10.24/2/    Amended and Restated Convertible Note dated as of March 31, 1999, by and between the Company and Spectrum Equity Investors II, L.P.
 10.25/2/    Amended and Restated Convertible Note dated as of March 31, 1999, by and between the Company and FBR Technology Venture Partners
             L.P.
 10.26/2/    Nonqualified Stock Option Grant Agreement dated April 1, 1999, by and between the Company and Dennis R. Patrick
 10.27/2/    Deed of Lease dated April 8, 1999, by and between the Company and
             TransDulles Center, Inc.
 10.28/2/    Letter Agreement dated May 6, 1999, by and between the Company and
             SBC Communications Inc.

 Exhibit No. Description
 ----------- -----------
 10.29/2/    Letter Agreement dated May 7, 1999, by and between the Company and
             Telefonos de Mexico, S.A. de C.V.
 10.30/2/    Letter Agreement dated May 10, 1999, by and between the Company and DSL Solutions, Inc. d/b/a DSL Networks
 10.3/1/     Employment Agreement dated as of September 13, 1999 by and between the Company and Worth D. MacMurray
 10.32/1/    Nonqualified Stock Option Grant Agreement dated August 9, 1999 by and between the Company and Worth D. MacMurray
 10.33/3/    Lease Agreement by and between Dulles Tech, Inc. and the Company dated October 27, 1999
 10.34/3/    Stock Purchase Agreement dated February 4, 2000 by and between the
             Company and SBC Communications Inc.
 10.35/3/    Stock Purchase Agreement dated February 4, 2000 by and between the
             Company and Telefonos de Mexico, S.A. de C.V.
 10.36/3/    Summary of Operating Agreement dated February 4, 2000 by and between the Company and each of SBC Telecom, Inc. and Telefonos de
             Mexico, S.A. de C.V.
 10.37/3/    Employee Stock Purchase Plan
 23.1/1/     Consent of PricewaterhouseCoopers, LLP
 23.2        Consent of Shaw Pittman (included as part of Exhibit 5.1)
 23.3        Consent of PricewaterhouseCoopers, LLP (Filed herewith)
 24.1/1/     Powers of Attorney
 27/1/       Financial Data Schedule

--------

/1 /Previously filed as part of this Registration Statement.

/2 /Incorporated by reference to the Company's Registration Statement on Form
   S-1 (No. 333-74679).

/3 /Incorporated by reference to the Company's Annual Report on Form 10-K, filed March 27, 2000.

/4 /Confidential portions omitted and supplied separately to the Securities and
   Exchange Commission.
      (b) Financial Statement Schedules:
      Schedule II -- Valuation and Qualifying Accounts

17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation or Bylaws or the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, Virginia, on the 13th day of April, 2000.

                                          Network Access Solutions Corporation

                                                    /s/ Jonathan P. Aust
                                          By: _________________________________
                                                      Jonathan P. Aust
                                                Chief Executive Officer and
                                                  Chairman of the Board of
                                                         Directors

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----

         /s/ Jonathan P. Aust          Chief Executive Officer      April 13, 2000
______________________________________  and Chairman of the Board
           Jonathan P. Aust             of Directors (Principal
                                        Executive Officer)

       /s/ Scott G. Yancey, Jr.        Chief Financial Officer      April 13, 2000
______________________________________  and Director (Principal
         Scott G. Yancey, Jr.           Accounting and Financial
                                        Officer)

     /s/ Christopher J. Melnick*       Senior Vice President,       April 13, 2000
______________________________________  Sales, Development and
        Christopher J. Melnick          Marketing and Director

       /s/ Brion B. Applegate*         Director                     April 13, 2000
______________________________________
          Brion B. Applegate

        /s/ Dennis R. Patrick*         Director                     April 13, 2000
______________________________________
          Dennis R. Patrick

                                          *By:  /s/ Jonathan P. Aust
                                       ______________________________________
                                                  Jonathan P. Aust
                                                  Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
  1.1/1/     Form of Underwriting Agreement
  3.1/2/     Amended and Restated Certificate of Incorporation of the
             Company
  3.2/2/     Amended and Restated By-Laws of the Company
  3.3/3/     Certificate of the Designations, Voting Powers, Preferences
             and Relative, Participating, Optional or Other Special
             Rights of Preferred Stock and Qualifications, Limitations or
             Restrictions Thereof dated February 4, 2000
  4.1/2/     Specimen stock certificate for shares of Common Stock of the
             Company
  4.2/3/     Specimen stock certificate for shares of Series B Preferred
             Stock of the Company
  5.1        Form of opinion of Shaw Pittman, regarding legality of
             securities being registered (Filed herewith)
 10.1/2/,/4/ Master Equipment Lease Agreement dated November 17, 1998, by and between the Company and Paradyne Credit Corporation
 10.2/2/,/4/ Purchase and Sale Agreement dated as of October 16, 1998, by and between the Company and Ascend Communications, Inc., as amended
 10.3/2/     Master Lease Agreement dated October 9, 1998, by and between the Company and Ascend Credit Corporation
 10.4/2/     Promissory Note dated October 16, 1998, by and between the
             Company and Ascend Communications, Inc., as amended
 10.5/2/     Commercial Lease dated February 24, 1997, by and between the
             Company, Sterling/Gunston Limited Partnership and Bernstein
             Management Corporation
 10.5.1/2/   First Lease Amendment dated June 26, 1998, by and between
             the Company and Sterling/Gunston LLC
 10.5.2/2/   Third Lease Amendment dated February 1, 1999, by and between the Company and Sterling/Gunston LLC
 10.6/2/     Sublease dated August 31, 1998, by and between the Company and U.S. Interactive, Inc.
 10.7/2/     Letter of Intent dated March 2, 1999 by and between the
             Company and Trans Dulles Center, Inc.
 10.8/2/     Employment Agreement dated as of August 16, 1998, by and
             between the Company and Jonathan P. Aust
 10.9/2/     Employment Agreement dated as of July 13, 1998, by and
             between the Company and Christopher J. Melnick
 10.10/2/    Employment Agreement dated as of July 13, 1998, by and
             between the Company and Scott G. Yancey, Jr.
 10.11/2/    Employment Agreement dated as of August 18, 1998, by and
             between the Company and James A. Aust
 10.12/2/    Employment Agreement dated as of March 1, 1999, by and
             between the Company and John J. Hackett
 10.13/2/    1998 Stock Incentive Plan, as amended
 10.14/2/    Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Scott G. Yancey, Jr., as
             amended
 10.15/2/    Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Christopher J. Melnick, as
             amended
 10.16/2/    Incentive Stock Option Grant Agreement dated November 1,
             1998, by and between the Company and James A. Aust
 10.17/2/    Incentive Stock Option Grant Agreement dated March 30, 1999, by and between the Company and John J. Hackett
 10.18/2/    Deferred Compensation Agreement dated June 1, 1997, by and between the Company and Jonathan P. Aust
 10.19/2/    Deferred Compensation Agreement dated June 1, 1997, by and between the Company and James A. Aust

 Exhibit No. Description
 ----------- -----------
 10.20/2/    Repurchase Agreement dated August 6, 1998, by and between the
             Company and Longma M. Aust, Jonathan P. Aust, James A. Aust and
             Stephen L. Aust
 10.21/2/    Investor Rights Agreement dated August 6, 1998, by and between the
             Company, Spectrum Equity Investors II, L.P., SEA 1998 II, L.P.,
             FBR Technology Venture Partners L.P. and W2 Venture Partners, LLC,
             as amended
 10.22/2/    Series A Preferred Stock Purchase Agreement dated August 6, 1998, by and between the Company, Spectrum Equity Investors II, L.P.,
             SEA 1998 II, L.P., FBR Technology Venture Partners L.P. and W2
             Venture Partners, LLC
 10.23/2/    Amended and Restated Note Purchase Agreement dated as of March 31,
             1999 and amended as of May 11, 1999, by and between the Company,
             Spectrum Equity Investors II, L.P. and FBR Technology Venture
             Partners L.P.
 10.24/2/    Amended and Restated Convertible Note dated as of March 31, 1999, by and between the Company and Spectrum Equity Investors II, L.P.
 10.25/2/    Amended and Restated Convertible Note dated as of March 31, 1999, by and between the Company and FBR Technology Venture Partners
             L.P.
 10.26/2/    Nonqualified Stock Option Grant Agreement dated April 1, 1999, by and between the Company and Dennis R. Patrick
 10.27/2/    Deed of Lease dated April 8, 1999, by and between the Company and
             TransDulles Center, Inc.
 10.28/2/    Letter Agreement dated May 6, 1999, by and between the Company and
             SBC Communications Inc.
 10.29/2/    Letter Agreement dated May 7, 1999, by and between the Company and
             Telefonos de Mexico, S.A. de C.V.
 10.30/2/    Letter Agreement dated May 10, 1999, by and between the Company and DSL Solutions, Inc. d/b/a DSL Networks
 10.31/1/    Employment Agreement dated as of September 13, 1999 by and between the Company and Worth D. MacMurray
 10.32/1/    Nonqualified Stock Option Grant Agreement dated August 9, 1999 by and between the Company and Worth D. MacMurray
 10.33/3/    Lease Agreement by and between Dulles Tech, Inc. and the Company dated October 27, 1999
 10.34/3/    Stock Purchase Agreement dated February 4, 2000 by and between the
             Company and SBC Communications Inc.
 10.35/3/    Stock Purchase Agreement dated February 4, 2000 by and between the
             Company and Telefonos de Mexico, S.A. de C.V.
 10.36/3/    Summary of Operating Agreement dated February 4, 2000 by and between the Company and each of SBC Telecom, Inc. and Telefonos de
             Mexico, S.A. de C.V.
 10.37/3/    Employee Stock Purchase Plan
 23.1/1/     Consent of PricewaterhouseCoopers, LLP
 23.2        Consent of Shaw Pittman (included as part of Exhibit 5.1)
 23.3        Consent of PricewaterhouseCoopers, LLP (Filed herewith)
 24.1/1/     Powers of Attorney
 27/1/       Financial Data Schedule

--------

/1/Previously filed as part of this Registration Statement.
/2/Incorporated by reference to the Company's Registration Statement on Form S-
   1 (No. 333-74679).

/3/Incorporated by reference to the Company's Annual Report on Form 10-K, filed
   March 27, 2000.

/4/Confidential portions omitted and supplied separately to the Securities and Exchange Commission.


                                      II-9